Filed Pursuant to Rule 433

Registration Statement 333-236351

August 5, 2021

Amgen Inc.

PRICING TERM SHEET

Dated August 5, 2021

$1,250,000,000 1.650% Senior Notes due 2028 (the “2028 Notes”)

$1,250,000,000 2.000% Senior Notes due 2032 (the “2032 Notes”)

$1,150,000,000 2.800% Senior Notes due 2041 (the “2041 Notes”)

$1,350,000,000 3.000% Senior Notes due 2052 (the “2052 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated August 5, 2021, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:

2028 Notes: $1,250,000,000 aggregate principal amount

2032 Notes: $1,250,000,000 aggregate principal amount

2041 Notes: $1,150,000,000 aggregate principal amount

2052 Notes: $1,350,000,000 aggregate principal amount

Maturity Date:	2028 Notes: August 15, 2028 2032 Notes: January 15, 2032 2041 Notes: August 15, 2041 2052 Notes: January 15, 2052

Coupon:

2028 Notes: 1.650% per annum, accruing from and including August 9, 2021

2032 Notes: 2.000% per annum, accruing from and including August 9, 2021

2041 Notes: 2.800% per annum, accruing from and including August 9, 2021

2052 Notes: 3.000% per annum, accruing from and including August 9, 2021

Price to Public:	2028 Notes: 99.908% of principal amount 2032 Notes: 99.328% of principal amount 2041 Notes: 99.695% of principal amount 2052 Notes: 99.388% of principal amount

Benchmark Treasury:	2028 Notes: 1.000% due July 31, 2028 2032 Notes: 1.625% due May 15, 2031 2041 Notes: 2.250% due May 15, 2041 2052 Notes: 1.875% due February 15, 2051

Benchmark Treasury Price / Yield:	2028 Notes: 99-29 / 1.014% 2032 Notes: 103-22+ / 1.222% 2041 Notes: 107-31+ / 1.770% 2052 Notes: 99-28 / 1.881%

Spread to Benchmark:	2028 Notes: 65 bps 2032 Notes: 85 bps 2041 Notes: 105 bps 2052 Notes: 115 bps

Yield to Maturity:	2028 Notes: 1.664% 2032 Notes: 2.072% 2041 Notes: 2.820% 2052 Notes: 3.031%

Interest Payment Dates:

2028 Notes: February 15 and August 15 of each year, commencing on February 15, 2022

2032 Notes: January 15 and July 15 of each year, commencing on January 15, 2022

2041 Notes: February 15 and August 15 of each year, commencing on February 15, 2022

2052 Notes: January 15 and July 15 of each year, commencing on January 15, 2022

Reinvestment Rate (for make whole call):

2028 Notes: 10 bps;

2032 Notes: 15 bps;

2041 Notes: 20 bps;

2052 Notes: 20 bps;

in each case plus the weekly yield for the most recent week set forth in the most recent Statistical Release for the constant maturity U.S. Treasury security (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid.

Par Call Dates:	2028 Notes: June 15, 2028 2032 Notes: October 15, 2031 2041 Notes: February 15, 2041 2052 Notes: July 15, 2051

Trade Date:	August 5, 2021

Settlement Date:	August 9, 2021 (T+2)

CUSIP / ISIN:	2028 Notes: 031162 DB3 / US031162DB37 2032 Notes: 031162 CZ1 / US031162CZ14 2041 Notes: 031162 DA5 / US031162DA53 2052 Notes: 031162 DC1 / US031162DC10

Denominations:	$2,000 x $1,000

Expected Ratings*:	Baa1 (stable) / A- (stable) / BBB+ (stable) (Moody’s / S&P / Fitch)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

Barclays Capital Inc.

Goldman Sachs & Co. LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

Co-Managers:

Academy Securities, Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 10, 2020) and a prospectus supplement dated as of August 5, 2021 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from (i) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (ii) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, (iii) Barclays Capital Inc. toll-free at 1-888-603-5847 and (iv) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526.

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s and S&P. Each of the security ratings above should be evaluated independently of any other security rating.

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